UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901 3238

April 3, 2006

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders on Thursday, May 11, 2006 at 10:30 a.m., in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your vote, you may do so by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

David E. Berges
Chairman of the Board, Chief Executive Officer
and President

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 11, 2006

The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 11, 2006 at 10:30 a.m. Stockholders will be asked to vote on the following matters:

1.                To elect eight individuals (H. Arthur Bellows, Jr., Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, David E. Berges, Sandra L. Derickson, David C. Hurley and Martin L. Solomon) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified

2.                To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006

3.                To transact such other business as may properly come before the meeting

Stockholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting and any adjournments. A list of these stockholders will be available for inspection at the executive office of Hexcel and will also be available for inspection at the annual meeting.

By order of the board of directors

Ira J. Krakower
Senior Vice President, General Counsel and Secretary

Dated: April 3, 2006

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE
ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 11, 2006

THE MEETING

General

We are providing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors for use at the annual meeting to be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 11, 2006 at 10:30 a.m., and at any adjournments. Each copy of this proxy statement is accompanied by a proxy card for use at the annual meeting.

Matters to be Considered at the Meeting

The proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail elsewhere in this proxy statement.

The board of directors does not intend to bring any matter before the annual meeting except as described in the attached notice. The board of directors is unaware of any matter that anyone else intends to present for action at the annual meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, will be authorized to vote at their discretion on any matters unknown at this time which properly come before the meeting.

Record Date; Voting Rights; Quorum

The board of directors has fixed the close of business on March 24, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. This proxy statement and the enclosed proxy card are being mailed on or about April 3, 2006 to holders of record of Hexcel common stock on the record date. On the record date, there were 93,182,130 shares of Hexcel common stock outstanding held by 1,295 holders of record. Each share of Hexcel common stock entitles the holder to one vote on each matter to be acted upon at the annual meeting.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Proxies

All shares of Hexcel common stock entitled to vote and represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted as follows:

FOR election of each of the nominees to the board of directors

FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006

If any other matters are properly presented for consideration at the annual meeting, the persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, may vote on the other matters at their discretion.

If you give a proxy in response to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke a proxy by signing a subsequent proxy and delivering it to the Secretary of Hexcel before or at the annual meeting, or by attending the meeting and voting in person. You can also revoke your proxy by filing a written notice of revocation with the Secretary of Hexcel before or at the annual meeting. You should send any subsequent proxy or notice of revocation to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention: Secretary, or you may deliver it to the Secretary at the annual meeting.

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Morrow & Co., Inc. to assist in soliciting proxies for a fee of approximately $6,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our Board of Directors through the mail, in person, and by telecommunications. We will request that brokers and nominees who hold shares of common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

ELECTION OF DIRECTORS

At the 2006 annual meeting, eight directors will be elected to hold office until the 2007 annual meeting. Our board normally consists of ten directors. Until March 15, 2006 two directors were designated by a group of investment entities controlled by the Goldman Sachs Group, Inc., which we refer to as the Goldman Sachs investors. The Goldman Sachs investors were entitled to designate these directors in accordance with the governance agreement we entered into with them at the time they acquired Hexcel common stock. On March 15, 2006 the Goldman Sachs investors disposed of substantially all of their Hexcel common stock pursuant to a registered public offering and the governance agreement terminated, resulting in the resignation of their two directors. The nominating and corporate governance committee has commenced a process to identify qualified candidates to fill these vacancies but has not identified any candidate in time to be included in this proxy statement. Under Hexcel’s bylaws vacancies on the board can be filled by the incumbent directors at any time.

All nominees identified in this proxy statement for election to the board of directors are currently serving as directors of Hexcel. The board recommends that you vote for the election of all nominees for director.

Shares represented by an executed and returned proxy card will be voted for the election of the eight nominees recommended by the board of directors, unless the proxy is marked to withhold authority to vote. Proxies cannot be voted for more than eight persons. If any nominee for any reason is unable to serve, the shares of capital stock represented by the proxy card will be voted for an alternate person as the board may nominate. We are not aware of any nominee who will be unable to or will not serve as a director.

A plurality of the votes cast in person or by proxy at the annual meeting is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” have the authority to vote on some matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, a proxy marked to withhold authority to vote will be disregarded to the extent that the vote is withheld and will have no effect on the outcome of the vote.

Information Regarding the Directors

Set forth below is certain information concerning our current directors as of March 24, 2006. All current directors have been nominated for re-election to the board of directors. There are no family relationships among any of our executive officers or directors.

Name	Age	Director Since	Position(s) With Hexcel
David E. Berges	56	2001	Chairman of the Board; Chief Executive Officer; President; Director
Joel S. Beckman	50	2003	Director
H. Arthur Bellows, Jr.	68	2000	Director
Lynn Brubaker	48	2005	Director
Jeffrey C. Campbell	45	2003	Director
Sandra L. Derickson	53	2002	Director
David C. Hurley	65	2005	Director
Martin L. Solomon	69	1996	Director

DAVID E. BERGES has served as Chairman of the board of directors and Chief Executive Officer of Hexcel since July 2001, and as President of Hexcel since February 2002. Mr. Berges also serves on Hexcel’s finance committee. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc., from 1992 to 1994, and President of their Windsor Manufacturing Division from 1986 to 1992. Mr. Berges spent the first fifteen years of his career in a variety of managerial and technical positions with the General Electric Company. Mr. Berges joined the board of directors of Dana Corporation in April 2004.

JOEL S. BECKMAN has been a director of Hexcel since March 2003, and is a member of Hexcel’s finance committee. Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is a member of the board of directors of Tinnerman Palnut Engineered Products, Inc., American Tire Distributors, Inc. and Western Peterbilt, Inc., a member of the Board of Trustees of the University of Rochester and is active in various civic organizations.

H. ARTHUR BELLOWS, JR. has been a director of Hexcel since December 2000. Mr. Bellows also serves as Chair of the audit committee and is a member of the nominating and corporate governance committee of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continued to serve as a director until March 2002. In 1967, he founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, and served as its

Chairman, President and Chief Executive Officer from its founding to March, 1995. Mr. Bellows is a member of the board of directors of Beacon Roofing Supply, Inc. and serves as chair of its audit committee, and is also an officer and director of various civic organizations.

LYNN BRUBAKER has been a director of Hexcel since December 2005, and is a member of the compensation committee of Hexcel. She recently retired after spending over 25 years in the aerospace industry in a variety of executive, operations, sales and marking and customer support roles. From 1999 until June 2005 she was Vice President/General Manager - Commercial Aerospace for Honeywell International, with her primary focus in that role being on business strategies and customer operations for Honeywell’s global commercial markets. From 1997 to 1999, Ms. Brubaker was Vice President Americas for Honeywell, and from 1995 to 1997, prior to AlliedSignal’s merger with Honeywell, she was Vice President, Marketing, Sales and Support Operations, for AlliedSignal. Prior to joining AlliedSignal, Ms. Brubaker held a variety of management positions with McDonnell Douglas, Republic (predecessor to Northwest Airlines), and Comair. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

JEFFREY C. CAMPBELL has been a director of Hexcel since November 2003, and is a member of the audit and finance committees of Hexcel. Mr. Campbell has served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company, since January 2004. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and served in various management positions of American Airlines from 1990 to 1998.

SANDRA L. DERICKSON has been a director of Hexcel since February 2002. Ms. Derickson is Chair of the nominating and corporate governance committee, and is a member of the compensation committee. Since May 2004, Ms. Derickson has served as Vice Chair of HSBC Finance Corporation, a wholly owned subsidiary of HSBC Holdings, plc, one of the largest banking and financial services organizations in the world. She is responsible for its Retail Services, Insurance Services, Taxpayer Financial, Auto Finance and UK operations. In March 2005, she was also named Group General Manager of HSBC Holdings, plc and given additional responsibility for its Mortgage Services operation, HSBC Mortgage Corporation, and Corporate Marketing. From September 2000 to May 2004, she served first as the Chief Executive Officer of HSBC Retail Services and then as Group Executive for the Retail Services, Insurance Services and Refund Lending businesses, before being named Vice Chair. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services, the largest non-captive auto leasing business in the world, from 1991 to 1999. Ms. Derickson was also an officer of the General Electric Company from 1991 to 1999.

DAVID C. HURLEY has been a director of Hexcel since November 2005, and is a member of the audit committee of Hexcel. He is currently the Vice Chairman of PrivatAir, a corporate aviation services company based in Geneva, Switzerland, where he served as Chief Executive Officer from 2000 to February 2003.  Prior to 2000, Mr. Hurley was the Chairman and Chief Executive Officer of Flight Services Group (FSG), a corporate aircraft management and sales company, which he founded in 1984 and was acquired by PrivatAir in 2000. Before founding FSG, Mr. Hurley served as Senior Vice President of Domestic and International Sales for Canadair Challenger. He currently serves on the Boards of BE Aerospace, Inc., Genesee & Wyoming Inc., Ionatron, Inc., ExelTech Aerospace, Inc., the Smithsonian Institution’s National Air and Space Museum and a variety of private companies.

MARTIN L. SOLOMON has been a director of Hexcel since May 1996 and served as Co-Chairman of the Board of Hexcel from May 2001 until July 2001. Mr. Solomon also serves as chair of the compensation committee and is a member of the finance and nominating and corporate governance committees of Hexcel. From July 1997 to April 2000, Mr. Solomon was the Chairman and Chief Executive Officer of American Country Holdings, Inc., an insurance holding company. From August 2000 until February 2001, he served as Co-Chairman, and he remained a director until American Country was acquired in April 2002. Mr. Solomon has been a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the board of directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of Telephone and Data Systems, Inc. since 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

In February 2006, the board of directors affirmatively determined that each of our directors other than Mr. Berges, our Chairman, Chief Executive Officer and President, meets the director independence requirements of the listing standards of the NYSE. In making this determination our board considered all relevant facts and circumstances including whether a director has a “material relationship” with Hexcel as contemplated by the NYSE listing standards. The only non-employee director that has a direct or indirect relationship with Hexcel other than as a director of Hexcel is Ms. Brubaker, who is a director of a private aerospace company that is a customer of Hexcel. In determining that Ms. Brubaker is independent, our board considered, among other things, the sales to the private aerospace company as a percentage of Hexcel’s total sales, and that Ms. Brubaker has no significant direct or indirect pecuniary interest in the business relationship between Hexcel and the private aerospace company. Under applicable NYSE listing standards, Mr. Berges is not independent by virtue of his being employed by Hexcel.

Meetings and Standing Committees of the Board of Directors

General

During 2005 there were seven meetings of the board of directors and 23 meetings in the aggregate of the four standing committees of the board of directors. The board of directors also acted once by written consent. Each of the incumbent directors who served on the board of directors and its committees during 2005 attended or participated in at least 75% of the aggregate number of board of directors meetings and applicable committee meetings held during 2005 during the time such person was a director. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders. All of our directors attended the 2005 annual meeting of stockholders.

The board of directors has established the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board of directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board of directors. Each of our four standing committees operates under a charter adopted by the board. The charters of the nominating and corporate governance, audit and compensation committees require that all members of these committees be independent as required by NYSE listing standards. In addition, our board of directors has adopted a set of corporate governance guidelines. All of these documents can be viewed on the investor relations section of our website, www.hexcel.com, under “corporate governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

Audit Committee

The audit committee assists the board’s oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. During 2005 the audit committee held eleven meetings. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 27 of this proxy statement. The current members of the audit committee are Messrs. Bellows (Chair), Campbell and Hurley.

NYSE listing standards require each member of the audit committee to be independent, as described above under “Independence of Directors.”  Members of the audit committee are also required to satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hexcel or any of its subsidiaries other than directors’ compensation. NYSE listing standards also require that each member of the audit committee be financially literate, and that at least one member of the committee have accounting or related financial management expertise. Finally, SEC rules require that we disclose whether our audit committee has an “audit committee financial expert,” which generally means a person with an understanding of financial and accounting matters, including internal controls and audit committee functions, who has acquired this understanding through appropriate professional experience.

Each member of our audit committee is independent under NYSE listing standards and satisfies the additional SEC independence requirement described above. All members of our audit committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell, who currently is Executive Vice President and Chief Financial Officer of McKesson Corporation, is an audit committee financial expert under SEC rules. In making this determination, the board considered, among other things, Mr. Campbell’s extensive knowledge and experience with respect to the financial reporting process for public companies, including his former position as Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, his experience as an auditor for a predecessor of Deloitte & Touche, and his formal education.

The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders and other persons. Any person with such a concern should report it to the board as set forth under “Contacting the Board” on page 8 below. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Employees should consult the Hexcel Code of Business Conduct for information on how to report any such concern.

The audit committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. These policies and procedures are described on page 28 of this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; developed and recommended to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The current members of the nominating and corporate governance committee are Ms. Derickson (Chair), and Messrs. Bellows and Solomon, each of whom is independent under NYSE listing standards. There is one vacancy on the nominating and corporate governance committee, which we expect will be filled contemporaneously with the filling of the vacancies on our board. During 2005 the nominating and corporate governance committee held five meetings.

The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of Hexcel. The committee also considers the following when selecting candidates for recommendation to the board: knowledge; experience, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other factors that the committee considers appropriate, from time to time, in the context of the needs or stated requirements of the board.

The committee will consider director candidates recommended by stockholders, as well as by other means such as our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of the notice given to stockholders regarding our prior year’s annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

•       The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock, including the class and number of shares owned of record and beneficially and the length of time the shares have been held

•       The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the person’s consent to be named as a director if selected by the committee and nominated by the board

•       Any information about the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

•       A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

•       Any material interest of the stockholder relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

•       A description of all arrangements or understandings between the stockholder and any other person, naming such other person, relating to the recommendation of such candidate

The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held.

The nomination of Mr. Hurley and Ms. Brubaker to our board is being voted upon by stockholders for the first time at the 2006 annual meeting. We paid a third party search firm to perform customary services in connection with the director search process, such as identifying potential candidates and evaluating them based on criteria provided by the nominating and governance committee, interviewing candidates, and recommending candidates to the nominating and corporate governance committee. Mr. Hurley and Ms. Brubaker were among candidates recommended by our chief executive officer for consideration by the search firm.

Compensation Committee

The compensation committee oversees, reviews and approves our compensation and benefit plans and programs and defines the goals of compensation policy. In this capacity, the compensation committee administers our incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Mr. Solomon (Chair), Ms. Brubaker and Ms. Derickson, each of whom is independent under NYSE listing standards. Mr. Bellows served on the committee throughout 2005 and resigned from it in February 2006 to focus his efforts on the audit and the nominating and corporate governance committees on which he also serves. There is one vacancy on the compensation committee, which we expect will be filled contemporaneously with the filling of the vacancies on our board. During 2005 the compensation committee held five meetings and acted once by written consent.

Finance Committee

The finance committee oversees and makes recommendations to the board and management regarding significant financial matters. In exigent circumstances requiring prompt action by the board in which it is not feasible to timely arrange a board meeting, the committee may also take action on behalf of the board of directors, except for certain matters that require the approval of a fully independent committee or otherwise require the approval of the full board as mandated by law or as set forth in our bylaws. The current members of the finance committee are Messrs. Beckman, Berges, Campbell and Solomon. There is one vacancy on the finance committee, which we expect will be filled contemporaneously with the filling of the vacancies on our board.  During 2005 the finance committee held two meetings and acted once by written consent.

Executive Sessions

The non-management directors meet in executive session, without management, on a regularly scheduled basis, a minimum of two times a year. Each executive session is presided over by a “presiding director.” If our chairman of the board is independent, then our chairman will be the presiding director. If the chairman is not independent, as is the case with Mr. Berges, who is our Chairman and Chief Executive Officer, then the chairs of our standing committees rotate as the presiding director for these meetings. However, if the chair of any standing committee is not independent under NYSE listing standards then that person will not be included in this rotation.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the presiding director by sending their concerns to: board of directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972; e-mail address boardofdirectors@hexcel.com. The corporate secretary will review all communications and forward them to the presiding director. The corporate secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the presiding director. Any communications received by the presiding director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board of directors has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under “corporate governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to Hexcel’s Chief Executive Officer, Chief Financial Officer or Corporate Controller, will be promptly disclosed on the investor relations section of our website under “corporate governance.”

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers and all persons chosen to become executive officers as of March 24, 2006. For additional information concerning Mr. Berges, see “Election of Directors—Information Regarding the Directors” on page 3.

Name	Age	Executive Officer Since	Position(s) With Hexcel
David E. Berges	56	2001	Chairman of the Board; Chief Executive Officer; President; Director
Stephen C. Forsyth	50	1994	Executive Vice President; Chief Financial Officer
Ira J. Krakower	65	1996	Senior Vice President; General Counsel; Secretary
William J. Fazio	51	2001	Corporate Controller; Chief Accounting Officer
Robert G. Hennemuth	50	2006	Senior Vice President, Human Resources
Michael J. MacIntyre	45	2003	Treasurer
Joseph H. Shaulson	40	1996	President of the Reinforcements business unit
William Hunt	63	1996	President of the Composites business unit
David R. Tanonis	49	1999	President of the Structures business unit; Vice President of Business Development, Composites business unit

STEPHEN C. FORSYTH has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

IRA J. KRAKOWER has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board of directors and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

WILLIAM J. FAZIO has served as Corporate Controller and Chief Accounting Officer since April 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products, from February 1998 to March 2001, and from April 1997 to

January 1998 he was Director, Corporate Financial Services, for Ogden Corporation, a consumer and industrial service organization serving the aviation, entertainment and power generation markets. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director - Operations Analysis from 1994 to April 1997.

ROBERT G. HENNEMUTH has served as Senior Vice President, Human Resources since March 2006. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International, formerly known as AlliedSignal Inc., where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including Honeywell Consumer Products Group.

MICHAEL J. MACINTYRE has served as Hexcel’s Treasurer since December 2002 and was Assistant Treasurer from October 2000 to December 2002. Prior to joining Hexcel, Mr. MacIntyre served as Assistant Treasurer of Hitachi America Capital, Ltd, a US financing subsidiary of Hitachi America, Ltd, a sales and manufacturing company serving the U.S. electronics markets, from 1998 to 2000, and held various treasury management positions with Hitachi America, Ltd. from 1988 to 1998.

JOSEPH H. SHAULSON has served as President of the Reinforcements business unit since November 2001. Mr. Shaulson served as Vice President of Corporate Planning and Chief Information Officer from September 2000 to November 2001, and as Vice President of Planning and Integration of Hexcel from November 1998 to September 2000. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1991 to 1996.

WILLIAM HUNT has served as President of Hexcel’s Composites business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Composites Business of Ciba-Geigy Ltd. from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy Ltd. in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

DAVID R. TANONIS has served as President of Hexcel’s Structures business unit since June 1999, and as Vice President of Business Development of the Composites Business Unit since June 2003. Mr. Tanonis served as Vice President of Hexcel’s Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as Vice President of Interiors in the Heath Tecna Division of Ciba-Geigy Plastics prior to February 1996. Mr. Tanonis held various technical and managerial positions with Heath Tecna since 1987. Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of March 24, 2006 with respect to the ownership by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock	Percent of Common Stock
AXA (1)	5,079,940	5.5%
25, avenue Matignon
75008 Paris, France
Jeffrey L. Gendell (2)	6,706,600	7.2%
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830
Lord, Abbett & Co. LLC (3)	7,233,723	7.8%
90 Hudson Street
Jersey City, NJ 07302

(1)          “Number of Shares” is based on information contained in a Statement on Schedule 13G filed with the SEC on February 14, 2006. The “Percent of Common Stock” is based on such number of shares. This Schedule 13G was also filed on behalf of the following entities: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA Financial, Inc.

(2)          Based on information contained in a Statement on Schedule 13G filed with the SEC on March 20, 2006. This Schedule 13G was also filed on behalf of the following entities: Tontine Capital Partners, L.P.; Tontine Capital Management, L.L.C.; Tontine Partners, L.P.; Tontine Management, L.L.C.; Tontine Overseas Associates, L.L.C.

(3)          Based on information contained in a Statement on Schedule 13G filed with the SEC on February 14, 2006.

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of March 24, 2006 by our directors, the executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group. The information for the “Number of Shares” was supplied to us by the persons listed in the table.

Name	Number of Shares of Common Stock(1)		Percent of Common Stock(2)(3)
David E. Berges	1,341,151		1.4%
Joel S. Beckman	185,058	(4)	*
H. Arthur Bellows, Jr.	54,162		*
Lynn Brubaker	935		*
Jeffrey C. Campbell	12,062		*
Sandra L. Derickson	49,812		*
David C. Hurley	921		*
Martin L. Solomon	169,182		*
Stephen C. Forsyth	791,072		*
William Hunt	314,958		*
Ira J. Krakower	669,964		*
Joseph H. Shaulson	407,987		*
All executive officers and directors as a group (16 persons)	4,255,904		4.4%

(1)          Includes shares underlying stock-based awards that are beneficially owned as follows: Mr. Berges 1,089,819; Mr. Beckman 26,062; Mr. Bellows 44,162; Ms. Brubaker 935; Mr. Campbell 12,062; Ms. Derickson 25,319; Mr. Hurley 921; Mr. Solomon 147,182; Mr. Forsyth 616,701; Mr. Hunt 221,787; Mr. Krakower 623,487; Mr. Shaulson 372,259; all other executive officers and directors as a group 211,401.

(2)          Based on 93,182,130 shares of common stock issued and outstanding as of March 24, 2006. As required by SEC rules, for each individual person listed in the chart  the percentage is calculated assuming that certain shares underlying stock-based awards granted under Hexcel’s stock incentive plans to such person (but not to any other person) are outstanding and held by such person. In particular, shares underlying stock-based awards are deemed outstanding to the extent they are vested as of March 24, 2006, will vest on or prior to May 21, 2006, or would vest upon termination of employment under certain circumstances.

(3)          An asterisk represents beneficial ownership of less than 1%.

(4)          Includes (i) 158,996 shares held by certain affiliates of Greenbriar Equity Group LLC, of which Mr. Beckman is a Managing Partner, and certain affiliates of Berkshire Partners LLC (together, the “Berkshire/Greenbriar investors”); (ii) 14,062 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC; and (iii) 12,000 shares underlying stock-based awards that were granted to Mr. Robert J. Small, a Managing Director of Berkshire Partners LLC and formerly a member of our board of directors, that are held for the benefit of Berkshire Partners LLC. The shares held by affiliates of Berkshire Partners LLC and Mr. Small are reported as beneficially owned by Mr. Beckman because, based on certain co-investment arrangements, the Berkshire/Greenbriar investors may be deemed to constitute a “group” for purposes of Section 13(d)(3) under the Securities Exchange Act, although  this is not an admission by the Berkshire/Greenbriar investors that they are a group or that they have agreed to act as a group. Mr. Beckman disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total annual compensation paid or accrued by us to our Chief Executive Officer and our next four most highly compensated executive officers who were employed by us as of December 31, 2005. We refer to these individuals as the named executive officers.

		Annual Compensation(1)			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonuses ($)(2)	Other Annual Compensation $(3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options/ SARS (#)(5)	All Other Compensation ($)(6)
David E. Berges	2005	775,000	675,000	—	511,507	121,082	118,305
Chairman; Chief	2004	725,000	1,330,704	—	293,333	145,257	32,638
Executive	2003	700,000	739,280	—	375,316	533,520	31,271
Officer; President
Stephen C. Forsyth	2005	368,100	163,812	—	139,688	33,068	87,434
Executive Vice	2004	357,400	356,012	—	117,940	58,404	29,702
President; Chief	2003	347,000	196,461	—	128,621	133,700	28,245
Financial Officer
William Hunt(7)	2005	369,371	164,752	9,060	118,590	28,073	46,224
President, Composites	2004	335,880	282,590	9,162	434,023	27,000	46,880
Business Unit	2003	285,494	155,857	8,046	47,075	54,963	31,518
Ira J. Krakower	2005	297,100	126,224	—	88,235	20,888	56,999
Senior Vice President;	2004	288,400	283,701	—	95,172	47,129	27,697
General Counsel;	2003	280,000	161,608	—	96,272	107,885	25,885
Secretary
Joseph H. Shaulson	2005	281,200	102,965	—	61,856	21,967	55,937
President,	2004	267,800	247,439	—	78,559	33,707	22,280
Reinforcements Business	2003	257,500	130,939	—	64,124	77,168	20,624
Unit

(1)             Annual Compensation includes amounts earned in the year, whether or not deferred.

(2)             Amounts shown include deferred amounts used to purchase restricted stock units (“MSPP RSUs”) under the Management Stock Purchase Plan (“MSPP”); see footnote 4 below. Bonuses shown for years 2003, 2004 and 2005 were earned in years 2003, 2004 and 2005, and paid in 2004, 2005 and 2006.

(3)             This column includes, among other things, perquisites and other benefits in excess of reporting thresholds. The amounts for Mr. Hunt represent payments to cover tax liabilities related to reimbursement for travel expenses required to be included as income for tax purposes.

(4)             This column includes the value of (i) Restricted Stock Units (“RSUs”) under the 2003 Incentive Stock Plan (“ISP”) and (ii) MSPP RSUs (net of purchase price paid) awarded to the named executive officers in  2003, 2004 and 2005. In each case, the value was determined at the closing market price of Hexcel common stock on the date of grant without taking into account any restrictions on vesting or transfer.

(A)          RSUs. RSUs generally vest in equal increments on each of the first three anniversaries of the grant date, although in 2004 Mr. Hunt received a grant of 50,000 RSUs that vested entirely on the second anniversary of the grant date. Vesting accelerates upon certain termination events, such as a change in control, disability and death. Upon vesting, RSUs are converted into an equivalent number of shares of Hexcel common stock and distributed to the grantee. RSUs are forfeited upon the voluntary departure by the executive (other than retirement) and upon termination for cause.

(B)          MSPP RSUs. MSPP RSUs were issued under the MSPP to the extent the executive elected to purchase MSPP RSUs with up to 50% of his bonus for 2003, 2004 and 2005. The purchase price of an MSPP RSU is 80% of the average closing price of Hexcel common stock for the five trading days preceding the date on which the bonus becomes payable. MSPP RSUs generally vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel common stock. Vesting accelerates upon events such as a change in control, retirement and termination without cause. The MSPP RSUs with respect to the bonus for 2003 were issued on January 27, 2004 at a purchase price of $6.57 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2004 were issued on January 25, 2005 at a purchase price of $11.91 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2005 were issued on February 7, 2006 at a purchase price of $17.22 per MSPP RSU. Upon the voluntary termination by the executive (other than retirement) and upon termination for cause, unvested MSPP RSUs are forfeited and that portion of the bonus deferred by the executive to purchase such MSPP RSUs is returned to the executive.

(C)          Aggregate Restricted Stock Information. The aggregate number of shares underlying RSUs, MSPP RSUs and Performance Accelerated Restricted Stock Units, which were issued in December 2000 (“PARS”), held by each named executive officer at the end of 2005, and the aggregate value of the RSUs, MSPP RSUs (net of purchase price paid) and PARS based on the closing price of Hexcel common stock at December 30, 2005 ($18.05), are as follows: Mr. Berges 220,346 and $3,422,518; Mr. Forsyth 54,250 and $920,253; Mr. Hunt 73,710 and $1,330,466; Mr. Krakower 41,878 and $739,729; and Mr. Shaulson 35,225 and $560,125. These amounts include RSUs, MSPP RSUs and PARS that were not vested as of December 30, 2005. The PARS vested and converted into shares that were distributed to the grantees on February 7, 2006, but are included here because they were outstanding as of December 31, 2005. No dividends are payable on any RSUs or MSPP RSUs until the shares represented by the RSUs and MSPP RSUs are delivered to the employee.

(5)             This column includes the number of nonqualified stock options (“NQOs”) under the ISP awarded to the named executive officers in 2003, 2004 and 2005. NQOs vest in equal increments on each of the first three anniversaries after the date of grant; however vesting accelerates, and the post-termination period of exercisability is generally extended, upon a change in control and, for the NQOs granted in 2003 and 2004 only, upon retirement. Generally, upon the voluntary departure by the executive (other than retirement) or upon termination without cause (other than retirement or after a change of control), unvested NQOs are forfeited and the executive has ninety days to exercise vested NQOs. Upon termination for cause, all NQOs are forfeited, whether or not vested. The executive may exercise vested NQOs by paying a fixed exercise price, and will then receive an equivalent number of shares of Hexcel common stock. NQOs have a ten year term.

(6)             The amounts in the “All Other Compensation” column for 2003, 2004 and 2005 for all named executive officers except for Mr. Hunt include the following:

Name	Year	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexce Contributions to Nonqualified Deferred Compensation Plan	Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits	Premiums for Life Insurance in excess of $50,000	Premiums for Long-Term Disability Insurance
David E. Berges	2005	$19,520	$94,708	—	$3,741	$336
	2004	$16,850	0	$11,711	$3,741	$336
	2003	$15,000	0	$12,384	$3,551	$336
Stephen C. Forsyth	2005	$21,620	$63,672	—	$1,806	$336
	2004	$18,900	0	$8,660	$1,806	$336
	2003	$17,000	0	$9,208	$1,701	$336
Ira J. Krakower	2005	$21,620	0	$33,327	$1,806	$336
	2004	$18,900	0	$6,655	$1,806	$336
	2003	$17,000	0	$7,107	$1,442	$336
Joseph H. Shaulson	2005	$19,520	$34,275	—	$1,806	$336
	2004	$16,850	0	$3,296	$1,798	$336
	2003	$15,000	0	$3,961	$1,327	$336

As a non-US based executive, Mr. Hunt does not participate in the same plans as the other named executive officers. For Mr. Hunt, the amounts in the “All Other Compensation” column for years 2003, 2004 and 2005 consist of life insurance premiums of $10,515, $20,137 and $19,914, private health insurance premiums of $594, $665 and $658 and disability/personal accident and illness insurance premiums of $20,409, $26,077 and $25,652.

(7)             For Mr. Hunt, certain amounts included in the table and in the footnotes, including the amounts in the “Salary” columns, are paid in his local currency, pounds sterling, and converted to dollars. His salary in pounds sterling for years 2003, 2004 and 2005 was £174,579, £183,309 and £193,884.

Stock Options

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of	% of Total				Potential Realizable
	Securities	Options/SARS		Market		Value at Assumed
	Underlying	Granted to	Exercise or	Price on		Annual Rates of Stock Price
	Options/SARS	Employees in	Base Price	Grant	Expiration	Appreciation for Option Term(1)
Name	Granted (#)	Fiscal Year	($/Sh)	Date	Date	5%($)	10%($)
David E. Berges	121,082	21.2%	$14.51	$14.51	January 6, 2015	$1,104,905	$2,800,046
Stephen C. Forsyth	33,068	5.8%	$14.51	$14.51	January 6, 2015	$301,754	$764,704
William Hunt	28,073	4.9%	$14.51	$14.51	January 6, 2015	$256,173	$649,194
Ira J. Krakower	20,888	3.7%	$14.51	$14.51	January 6, 2015	$190,608	$483,039
Joseph H. Shaulson	21,967	3.8%	$14.51	$14.51	January 6, 2015	$200,455	$507,991

(1)             The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the SEC and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel common stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Received ($)(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)(2) (Exercisable/Unexercisable)	Value of Unexercised in the Money Options/SARs at Fiscal Year End ($)(3) (Exercisable/Unexercisable)
David E. Berges(4)	200,000	$2,767,723	785,171/579,094	7,873,803/5,080,813
Stephen C. Forsyth	100,000	$1,387,156	560,664/116,570	5,165,817/1,197,433
William Hunt	51,454	$556,727	173,646/65,494	1,191,931/564,788
Ira J. Krakower	64,400	$1,027,824	533,787/88,268	4,520,870/945,722
Joseph H. Shaulson	50,934	$728,326	323,733/70,161	2,932,818/701,316

(1)             For options exercised in which the underlying shares are sold on the same day, the value is equal to the difference between the price at which the shares were sold and the exercise price; otherwise the value is equal to the difference between the closing price on the date of exercise and the exercise price.

(2)             Includes (i) 678,047 shares underlying options granted to Mr. Berges under his employment agreement; and (ii) shares underlying options outstanding under the 2003 Incentive Stock Plan as follows: Mr. Berges 686,218; Mr. Forsyth 677,231; Mr. Hunt 239,140; Mr. Krakower 622,055; and Mr. Shaulson 393,894.

(3)             Based on the closing price of $18.05 per share of Hexcel common stock as reported on the New York Stock Exchange Composite Tape on December 30, 2005.

(4)             On March 4, 2005, as provided in a divorce settlement, Mr. Berges transferred certain options to his former spouse, all of which were exercisable at the time of transfer, as follows: (grant date, shares at exercise price):  July 30, 2001, 146,953 at $10.50; January 19, 2002, 79,167 at $2.74; January 6, 2003, 52,807 at $3.13; and March 20, 2003, 31,667 at $2.98. Any exercises of such NQOs and the amount and value of such NQOs at fiscal year end are not included in the above table.

Compensation Committee Report

The compensation committee consists of four members of the board of directors each of whom meets the independence requirements of the New York Stock Exchange. We operate under a written charter approved by the Board and are accountable for developing, monitoring, and managing the compensation and benefit programs at Hexcel. Each year we specifically review and authorize the base salaries, cash and stock incentives and other forms of compensation for the named executive officers appearing in Hexcel’s proxy statement (“NEOs”).

In making these reviews, we consider prevailing compensation practices among a group of companies that we refer to as the “comparator group.” The comparator group includes a peer group of companies that help ensure that our benchmarks for compensation decisions reasonably reflect Hexcel’s market for executive talent.

Hexcel’s executive compensation programs are aligned with our beliefs that

•       Base salaries in the aggregate should approximate the median levels for similar positions in the comparator group

•       Annual cash incentives at target performance should represent a significant portion of total cash compensation and should provide meaningful risk and reward for variations in performance from target levels

•       Long-term stock incentives should attract and promote retention of executives and represent a significant portion of total compensation to align their financial interests with those of stockholders

•       Qualities such as experience, skill level, potential for promotion and individual contributions in support of specific corporate and business unit objectives should also be considered in determining compensation

We believe that utilizing a compensation program reflecting these principles enables Hexcel to attract and retain highly qualified executives, aligns their interests with those of stockholders and should enhance the financial performance of Hexcel. For 2005, we reviewed the compensation provided to the NEOs to ensure that compensation was consistent with these principles. We performed this review in the fourth quarter 2004. We were guided by Frederic W. Cook & Co. (“FWC”), our independent compensation consultant that we retain to assist us in maintaining competitive compensation programs that will attract, retain and motivate talented executives and create long-term value for stockholders. FWC is retained solely by, and reports directly to, the committee. We also reviewed data on competitive compensation practices provided by Towers Perrin. The committee periodically receives written presentations from FWC, and exchanges correspondence and engages in discussions with FWC, on a variety of compensation matters. In November, 2005 the committee and FWC reviewed tally sheets describing each NEO’s current and deferred compensation, including cash, equity, benefits and perks, as of December 31, 2005. This review included potential payments that would be due on retirement or other termination of employment, and in the event of a change in control. We determined that overall the amounts paid or payable were competitive, reasonable and aligned with the interests of shareholders. Each component of 2005 executive compensation is described more fully below or in the other sections of this proxy statement.

Base Salary

We establish base salaries for executives that, in the aggregate, approximate the median salaries of comparable positions for the comparator group. Base salaries for the NEOs are reviewed annually, and generally adjusted when warranted based on Hexcel’s financial performance and market comparisons and trends. Effective January 2005 we approved salary increases for the NEOs, other than Mr. Berges, which averaged 4.2% over 2004 salaries.

Annual Incentives

Hexcel maintains the Management Incentive Compensation Plan (“MICP”) to provide for an annual cash bonus opportunity to select key employees including the NEOs. At the beginning of each year we establish performance goals against which cash awards are determined at the completion of the year. For 2005, the funding of incentive awards was entirely dependent on achievement of Hexcel financial objectives weighted 80% on EBITDA and 20% on operating cash flow. Awards for NEOs were based on achievement of corporate and/or business unit financial performance, and a portion of all awards depended on attainment of non-financial objectives. For the NEOs, other than Mr. Berges, the target awards ranged from 50% to 55% of base salary according to executive position. The maximum award opportunity was 200% of the target award. Based on our assessment of attainment of financial and non-financial objectives, cash awards for 2005 to the NEOs, other than Mr. Berges, ranged from 73% to 97% of target awards. Hexcel disclosed the awards made to all NEOs in its Report on Form 8-K filed on February 13, 2006.

Stock-Based Incentives

Grants of stock awards to the NEOs are based on our assessment of competitive practices, individual performance, and the need to provide retention and incentive mechanisms. We grant stock awards at a value determined as a percentage of base salary. Awards typically are in the form of nonqualified stock options (“NQOs”) and restricted stock units (“RSUs”) issued under Hexcel’s 2003 Incentive Stock Plan approved by the stockholders on May 19, 2005 (“ISP”). These awards generally vest in equal installments on each of the first three anniversaries of the grant date. The number of NQOs and RSUs granted is determined by placing a value on each NQO and RSU and then aggregating the value of the grants to equal the appropriate percentage of salary. For 2005, based on guidance from Hewitt Associates, we valued each NQO at 59% of a share of Hexcel common stock to adjust for vesting, transferability and forfeiture restrictions in these awards. RSUs were valued at 100% of a share of Hexcel common stock despite similar restrictions. The NEOs, other than Mr. Berges, received stock awards valued at between 90% and 115% of base salary, for an aggregate grant of 103,996 NQOs and 30,276 RSUs. Aggregate NEO stock award compensation in 2005, other than for Mr. Berges, was 66.3% of total incentive compensation at target.

In addition to stock awards issuable under the ISP, Hexcel may grant stock awards to MICP participants pursuant to the Hexcel Management Stock Purchase Plan approved by stockholders on March 18, 2003 (“MSPP”). At the beginning of each year we offer senior level MICP participants, including the NEOs, the opportunity to elect to receive up to 50% of their annual cash awards in the form of RSUs issued under the MSPP. These MSPP RSUs are issued at a 20% discount from the average price of a share of Hexcel common stock over the five trading days prior to our determination of MICP awards. In 2006, we issued an aggregate of 1,658 MSPP RSUs to participating senior level MICP participants in lieu of a portion of their 2005 MICP awards.

Other key provisions of stock awards are summarized in the footnotes to the Summary Compensation Table.

Other Compensation and Benefits

All NEOs, except for Mr. Hunt who receives benefits under UK-based programs, participate in Hexcel’s broad-based plans such as the qualified 401(k) plan, health plans, and life insurance programs. The amounts paid in respect of these plans to the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table in this proxy statement.

Hexcel provides retirement benefits for the NEOs including supplemental retirement benefits. We maintain these benefits to attract and retain executive officers by offering competitive retirement opportunities. These benefits are described under the section “Retirement Programs” in this proxy statement. There are no other pension arrangements with any NEO, although value may be received after retirement for participation in MICP, or under stock incentives granted, prior to termination of employment.

The NEOs, other than Mr. Hunt, have employment or severance agreements that provide for certain benefits in respect of termination of employment, including termination in connection with a change in control, as described under the “Employment and Severance Agreements” section of this proxy statement.

We provided individual NEOs with various perquisites that included a car allowance, financial planning, tax preparation, supplemental insurance, club dues and certain travel expenses, but only Mr. Hunt received payments meeting the threshold or other circumstances for disclosure in the Summary Compensation Table.

Chief Executive Officer Compensation

We determined Mr. Berges’ total compensation for 2005 in accordance with the philosophy and methodology described in this Report regarding base salary, annual cash and stock incentives, and other elements of compensation, with guidance from Towers Perrin and FWC. We also considered the financial and non-financial performance of Hexcel. Mr. Berges’ annual base salary was increased for 2005 from $725,000 to $775,000.

The cash target award for Mr. Berges under MICP was 100% of 2005 annual base salary, of which 80%, or $620,000, was based on Hexcel’s attainment of EBITDA and operating cash flow objectives, and 20%, or $155,000, was based on attainment of non-financial objectives. Mr. Berges was awarded $506,664 based on Hexcel’s attainment of financial objectives and $168,336 based on his achievement of non-financial objectives, for a total of $675,000. In determining the portion of Mr. Berges’ award based on non-financial objectives, we considered certain factors which were considered key elements of performance including improvement in profitability and performance of Hexcel common stock.

Mr. Berges was granted stock incentives for 2005 valued at 200% of base salary, or $1,550,000, which he received in the form of 121,082 NQOs and 35,252 RSUs valued as described in the “Stock-Based Incentives” section of this Report. These awards were in the range of competitive grants. Stock awards to Mr. Berges represented 66.6% of his total incentive compensation at target.

Stock Ownership Guidelines

In monitoring the effectiveness of Hexcel’s compensation-related programs, the committee determined that the stock ownership guidelines established in 1998 for executives and directors had resulted in internal inequities among executives, and among directors, each as a group. This inequity derived mainly from the fact that the stock price used to determine the number of retention shares at the dates of employment or of appointment to the board had varied considerably over time, resulting in very different financial burdens for similarly situated individuals. Accordingly, the committee, with the assistance of FWC, reviewed peer data and best practices and decided to modify the guidelines effective 2006. Under the new guidelines, the target for compliance is stated in dollar rather than share amounts. The executive or director is required to reach the target dollar value through ownership of shares of unrestricted common stock and to retain those shares until termination of service. The target dollar value is five times base salary for our CEO, two time base salary for the other NEOs, and three time annual retainer fee for directors. FWC has advised us that these multiples are reasonable to align the interests of executives and directors with those of our stockholders.

Until the target dollar value is reached, an executive must retain 50%, and a director must retain 100%, of all “net” shares received under any Hexcel equity compensation program. “Net” shares means all shares remaining after the sale by the executive or director, or the withholding by Hexcel, of shares to pay the exercise price (in the case of options) and any taxes due in respect of the shares received. Under these guidelines, all of our NEOs hold shares with a value greater than the target dollar value. Three of our non-employee directors hold shares with a value greater than the target dollar value. The other non-employee directors have served on our board of directors for a comparatively shorter period of time and are expected to acquire the target value of shares in due course. We monitor compliance with the guidelines by all executive officers and directors at least annually.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code there is a $1 million annual limit on the deductibility of nonperformance-based compensation paid to NEOs. Section 162(m) contains a number of requirements for qualifying an award for deductibility, including the adoption of a plan containing performance criteria approved by stockholders. We consider deductibility as one factor along with others that are relevant in setting compensation. NQOs issued under the ISP qualify for deductibility whereas grants of restricted stock and RSUs, unless performance-based, do not. The MICP is a qualified performance-based plan, but at times we have made cash awards based on subjective evaluations of performance. In 2005 FWC recommended that we consider issuing “performance shares” as part of our long-term incentive program beginning in 2006. In response, in 2005 we revised the ISP to include performance criteria available for consideration in awarding future grants, and we adopted a revised MICP to conform its performance criteria to those provided in the ISP. These revised plans were approved by the committee and submitted to, and approved by, stockholders at the 2005 annual meeting of shareholders.

Martin L. Solomon, Chair
Lynn Brubaker
Sandra L. Derickson
The Members of the Compensation Committee*

Retirement Programs

Retirement Plans-U.S. Employees

Messrs. Forsyth, Krakower and Shaulson participated in the Hexcel Corporation Pension Plan, a tax-qualified defined benefit plan. On December 31, 2000, the benefits under the Pension Plan were frozen and no additional benefits will be earned after that date. As of the end of the 2005, the monthly benefit accrued for each of these executive officers was as follows: Mr. Forsyth, $667; Mr. Krakower, $442; and Mr. Shaulson, $498. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive’s attainment of age 65 or retirement. These amounts are not offset by social security benefits.

All NEOs, except Mr. Hunt, participate in Hexcel’s qualified 401(k) Retirement Plan. Under the plan participants may elect to defer up to 6% of pre-tax cash compensation into the plan and receive a corresponding Hexcel contribution equal to one-half of that amount. Hexcel also can make a discretionary profit sharing contribution into the plan. The plan is subject to a maximum eligible compensation under IRS rules. In 2005, Hexcel determined that, because of administrative error, it should have paid Messrs. Forsyth, Krakower and Shaulson profit sharing contributions into this plan for 2002, 2003 and 2004. These amounts were $32,844 for Mr. Forsyth, and $18,363 for Mr. Shaulson, which amounts were contributed to Hexcel’s nonqualified deferred compensation plan; and  $22,120 for Mr. Krakower, paid in cash as he does not participate in that plan.

*                    Mr. Bellows served on the compensation committee during 2005, but resigned from it in February 2006 to focus his efforts on the audit and the nominating and corporate governance committees on which he also serves. Ms. Brubaker joined the board of directors on December 27, 2005 and became a member of the compensation committee on February 7, 2006. Mr. Robert J. Small was on the compensation committee until August 9, 2005, at which time he resigned from the board. Mr. Sanjeev K. Mehra was on the committee during 2005, but resigned from the board on March 15, 2006.

In 2005 Messrs. Berges, Forsyth and Shaulson also participated in Hexcel’s nonqualified deferred compensation plan.  The nonqualified plan permits a select number of highly compensated employees to defer a percentage of their pay and receive Hexcel matching and profit sharing contributions above the IRS limits permitted under the qualified 401(k) plan. As a non-US based executive, Mr. Hunt is not eligible to participate in this plan. Mr. Krakower elected not to participate in this plan, and instead receives a taxable cash payment equal to the contributions he would have received  if he participated. Hexcel’s contributions to the qualified and nonqualified 401(k) plans or related payments to the NEOs in 2005 are included in “Other Annual Compensation” in the Summary Compensation Table.

Supplemental Executive Retirement Agreements with Messrs. Forsyth and Krakower

In May 2000, we entered into a Supplemental Executive Retirement Agreement with each of Messrs. Forsyth and Krakower to supplement their retirement incomes from our other retirement plans. The agreement provides a monthly normal retirement benefit at age 65 equal to the product of the executive’s final average pay, benefit percentage and vesting percentage, less offsetting benefits under our other retirement plans. Final average pay is the executive’s monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of the executive’s final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us. Based on years of service, the vesting percentage for each of Messrs. Forsyth and Krakower is 100%. Offsetting benefits are defined as the actuarially determined monthly value of vested benefits under the Pension Plan, and of vested contributions made by us under any Hexcel defined contribution retirement plans deemed increased at a 6% annual rate of return. For Mr. Forsyth offsetting benefits include any other similar benefits he is entitled to receive as a result of employment with any of our current or former affiliates.

We will pay the normal retirement benefit starting the month after employment terminates and ending on death, or, if later, after 120 payments have been made. Any payments made after death shall be made to a surviving beneficiary or the estate. Upon a termination by us without cause, or by the executive for good reason, the executive will be paid a lump sum equal to the actuarial present value of the normal retirement benefit starting in the month after employment terminates. We add 36 months of continuous service to determine benefit percentage if such terminations occur during a period of a potential change in control or within two years after a change in control, otherwise we add 12 months of continuous service. The benefit is reduced by 3% per year for each year by which termination precedes the attainment of age 65. If the executive’s employment terminates due to disability, he will receive a monthly benefit in an amount equal to the product of the executive’s final average pay and benefit percentage, less offsetting retirement benefits. No supplemental retirement benefits are payable if the executive is terminated for cause. In addition, the executive may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to the executive will be reduced to reflect the actuarial equivalence of the survivorship benefit elected. The executive may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

If Messrs. Forsyth and Krakower each continued to be employed by us until age 65 or until December 31, 2006, whichever is later, and his salary increased by 3% annually from 2005 levels (an assumption used to comply with the proxy rules of the SEC), the normal monthly retirement benefit (calculated using target bonus) commencing at age 65 or December 31, 2006 if later, would be approximately $26,940 for Mr. Forsyth and $14,592 for Mr. Krakower.

Additional Retirement Agreement with Mr. Hunt

Mr. Hunt participates in the Hexcel Composites Limited Pension Scheme, a United Kingdom pension plan, which includes limitations on the earnings that can be included for determination of a pension. We have agreed to give Mr. Hunt an additional pension designed to provide, when combined with the pension scheme and other benefits, a pension Mr. Hunt would receive if there were no earnings limitation under the pension scheme. The amount of Mr. Hunt’s pension is equal to approximately two-thirds of his salary for the year prior to retirement. Mr. Hunt may also choose to receive all or part of this benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the retail price index. In addition, pursuant to the Hexcel Composites retirement policy, Mr. Hunt will receive, at his retirement, a retirement payment equal to 0.5% of his salary for the year prior to retirement multiplied by the number of complete and continuous years of service. If Mr. Hunt’s employment is terminated involuntarily prior to age 65, he will also receive a statutory redundancy payment, and his retirement payment will be calculated at the termination date, but he will be given service credit to his normal retirement age. If Mr. Hunt continued to be employed by us until age 65 and his salary increased by 3% annually from 2005 levels (an assumption used to comply with the proxy rules of the SEC), his monthly pension benefit commencing at age 65 would be approximately £11,885 and his retirement payment would be £80,409.

Additional Retirement Agreement with Mr. Shaulson

We have entered into an Executive Deferred Compensation and Consulting Agreement with Mr. Shaulson. In consideration for certain consulting and non-compete obligations, the agreement provides him a monthly benefit upon retirement equal to 1.5% of his covered compensation earned after February 1, 2001; covered compensation includes base salary and incentive cash bonuses. If Mr. Shaulson continued to be employed by us until age 65 and his salary increased by 3% annually from 2005 levels (an assumption used to comply with the proxy rules of the SEC), the monthly benefit (calculated using target bonus) commencing at age 65 would be approximately $22,298.

Supplemental Executive Retirement Agreement with Mr. Berges

We also entered into a Supplemental Executive Retirement Agreement with Mr. Berges upon his commencing employment with us on July 30, 2001. This agreement provides a benefit intended to supplement Mr. Berges’ retirement income from our other retirement programs. The normal retirement benefit for retirement at age 65 equals the product of Mr. Berges’ final average pay, benefit percentage, and vesting percentage, less offsetting benefits under our other retirement plans. Final average pay is Mr. Berges’ monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of Mr. Berges’ final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us up to 156 months. Mr. Berges will vest once he has completed 60 months of continuous service with us (July 30, 2006), otherwise his vesting percentage is 0%. Offsetting benefits are defined as the actuarially determined monthly value of vested contributions made by us under any Hexcel defined contribution retirement plans deemed increased at a 6% annual rate of return.

If Mr. Berges’ employment terminates, we will pay the normal retirement benefit to him starting the month after his employment terminates and ending on his death, or, if later, after 120 payments have been made. Any payments made after his death shall be made to a surviving beneficiary or the estate. Upon a termination by us without cause, or by the Mr. Berges for good reason, he will be paid a lump sum equal to the actuarial present value of the normal retirement benefit starting in the month after employment terminates. We add 36 months of continuous service to determine benefit percentage if such terminations occur during a period of a potential change in control or within two years after an actual change in control, otherwise we add 12 months of continuous service. The benefit is reduced by 3% per year for each year by which termination precedes his attaining age 65. If Mr. Berges’ employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of his final average pay and benefit percentage, less offsetting benefits. No supplemental benefits are payable if Mr. Berges is terminated for cause. In addition, Mr. Berges may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to Mr. Berges shall be reduced to reflect the actuarial equivalence of the survivorship benefit elected. Mr. Berges may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount. If Mr. Berges continued to be employed by us until age 65 and his salary increased by 3% annually from 2005 levels (an assumption used to comply with the proxy rules of the SEC), the normal monthly retirement benefit (calculated using target bonus) commencing at age 65 would be approximately $83,186.

Employment and Severance Agreements

Severance Agreements with Messrs. Forsyth, Krakower and Shaulson

In February 1999, we entered into Severance Agreements with Messrs. Forsyth, Krakower and Shaulson. These executives will receive certain payments upon termination of employment under certain circumstances. The amounts vary depending upon the circumstances of termination of employment:

•       for termination by us other than for disability and other than for cause, or by the executive for good reason, the executive receives a payment equal to one year’s salary plus average bonus over the last three years; and

•       for termination by us other than for disability and other than for cause, or by the executive for good reason, during a period of a potential change in control or within two years after a change in control, the executive receives three times the payment described in the bullet point above.

We will continue the executive’s participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate employment for cause or the executive terminates employment without good reason, we are only obligated to pay any unpaid amounts owed through the date of termination. Each executive has agreed not to compete with us for one year or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above. The Severance Agreements also provide for a “modified” gross-up payment for excise tax incurred by the executives under Section 280G of the Internal revenue Code in connection with a change in control. The gross-up payment is made only if the “parachute payments” exceed the executive’s untaxed safe harbor amount by at least 10%.

Service Agreement with Mr. Hunt

In August, 1990, we entered into a Service Agreement with Mr. Hunt. The agreement provides that he will receive an annual salary of at least £77,000, an annual bonus of 4% of his salary and a performance bonus in the employer’s discretion. He is also entitled to the use of a company car. Either party may terminate the agreement on twelve months prior notice, but it may be terminated earlier in accordance with the employer’s disciplinary procedures.

Employment Agreement with Mr. Berges

We entered into an Employment Agreement with Mr. Berges when he began his employment with us on July 30, 2001 for an initial term of four years. The agreement provides for Mr. Berges to be our Chairman and Chief Executive Officer for the initial term. The agreement will automatically be extended for successive one-year terms unless either Mr. Berges or Hexcel gives at least one year’s prior notice to the other that the agreement shall not be extended. As no notice has been given, the agreement is currently in force to July 30, 2007. Mr. Berges may terminate the agreement for good reason or upon 30 days’ notice to us. Among the executory provisions of the agreement, Mr. Berges is entitled to:

•       an annual base salary of not less than his current salary, subject to annual review by the compensation committee;

•       a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary; and

•       participation in all other employee benefit plans available to senior executives.

Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares vested over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, subject to earlier vesting, in whole or in part, if the price of a share of Hexcel common stock reaches $15.75, $21.00 and $26.25 over a consecutive thirty-day trading period. The option became one-third vested in 2005 as Hexcel stock closed at $15.75 or higher for thirty consecutive days. If Mr. Berges’ employment with us terminates, the options, to the extent not vested, are forfeited. In the event of a change of control of Hexcel, any unvested options immediately vest and become exercisable.

Upon termination of employment under certain circumstances, we will make certain payments to Mr. Berges. The amounts vary depending upon the circumstances of termination of employment:

•       for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, Mr. Berges will be entitled to receive a payment equal to two times the sum of his base salary at that time and average bonus over the last three years;

•       for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, in each case during a period which qualifies as a potential change in control or within two years after a change in control, Mr. Berges receives three times the sum of his base salary at that time and average bonus over the last three years; and

•       for termination due to death or disability, Mr. Berges will be entitled to receive his salary through the date of termination plus an annual bonus prorated for the portion of the year he was employed.

We also will continue Mr. Berges’ participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate Mr. Berges for cause or Mr. Berges terminates employment without good reason, Mr. Berges will be entitled to receive only unpaid amounts owed to him through the date of termination. Mr. Berges has agreed not to compete with us for two years or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above. The Employment Agreement also provides for a “modified” gross-up payment for excise tax incurred by Mr. Berges under Section 280G of the Internal revenue Code in connection with a change in control. The gross-up payment is made only if the “parachute payments” exceed Mr. Berges’ untaxed safe harbor amount by at least 10%.

Compensation Committee Interlocks and Insider Participation

The following directors were members of the compensation committee during 2005: H. Arthur Bellows Jr., Sandra L. Derickson, Sanjeev K. Mehra, Robert J. Small and Martin L. Solomon. Mr. Small was a director designee of certain affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which we refer as the Berkshire/Greenbriar investors. The Berkshire/Greenbriar investors had board representation rights under a stockholders agreement with Hexcel, based on the percentage of common stock held by them. Mr. Small and Mr. Mehra, a director designee of the Goldman Sachs investors, left our board in August 2005 and March 2006 respectively, as required once the number of shares in Hexcel held by their respective investor groups fell below certain thresholds. For information regarding our former relationships with the Goldman Sachs investors and the Berkshire/Greenbriar investors, see “Certain Relationships and Related Transactions—Former Relationship with the Goldman Sachs investors and the Berkshire/Greenbriar Investors” on page 29. Mr. Bellows resigned from the committee in February 2006 to focus his efforts on the audit committee and the nominating and corporate governance committees on which he also serves. Ms. Brubaker joined the compensation committee in February 2006.

Equity Compensation Plan Information

The following information is provided as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)		(c)
Equity compensation plans approved by security holders	6,411,392 (2)	$8.75	(3)	4,702,038	(4)
Equity compensation plans not approved by security holders(5)	678,047	$10.50		0
Total	7,089,439	$8.95	(3)	4,702,038	(4)

(1)          All numbers in these columns refer to shares of Hexcel common stock.

(2)          Includes 711,012 shares of common stock issuable upon the vesting and conversion of restricted stock units.

(3)          Excludes the restricted stock units referred to in note 2 above.

(4)          Includes (i) 4,347,509 shares of common stock available for future issuance under the Hexcel Corporation 2003 Incentive Stock Plan, which shares of common stock could be issued in connection with awards other than options, warrants or rights; (ii) 162,197 shares reserved for issuance under the Management Stock Purchase Plan; (iii) 3,150 shares of common stock subject to options as of December 31, 2005 under, and purchased in January 2006 pursuant to, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan; and (iv) 189,182 shares of common stock that could after December 31, 2005 become subject to options under, and therefore purchased under, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan.

(5)          The only equity compensation arrangements in which equity securities were authorized that have not been approved by stockholders are two option agreements with Mr. Berges entered into in connection with his employment agreement, as described under the heading “Employment Agreement with Mr. Berges” on page 22.

Compensation of Directors

Mr. Berges does not receive any additional compensation as a member of the board. Our director compensation program in effect throughout 2005 provided for:

•       an annual retainer of $30,000 payable quarterly

•       attendance fees of $1,200 for each in-person board meeting,  $600 for each telephonic board meeting, and $600 for each in-person or telephonic committee meeting

•       an additional amount of $3,000 paid to committee chairs, except the chair of the audit committee received an additional $5,000

•       a grant of RSUs upon initial election to the board and on each re-election thereafter

•        equal to a value as determined by the compensation committee on the advice of its independent compensation consultant and other relevant factors; the value used in 2005 was $25,000, which resulted in a grant of 1,503 RSUs on the date of the annual meeting

•        the RSUs vest one-third on grant and one-third on each of the next two anniversaries of grant, and convert into an equal number of shares of Hexcel common stock on the second anniversary of grant unless the director elects to defer conversion until termination of service as a director

•       an opportunity for each non-employee director not affiliated with the Goldman Sachs investors or the Berkshire/Greenbriar investors to elect to receive, in lieu of the director’s retainer fee, an RSU grant equal in value to the fee plus a premium

•        the RSUs vest ratably over the twelve months after grant and convert into an equal number of shares of Hexcel common stock at the first anniversary of grant unless the director elects to defer conversion until termination of service as a director

•        the following directors made this election for 2005 and RSUs were granted as follows: Mr. Bellows, 3,256; Ms. Derickson and Mr. Solomon, 3,070 each; and Mr. Gaffney, 2,791

In December 2005, in consultation with and upon the recommendation of FWC we adopted a revised director compensation program effective 2006 which provides for:

•       an annual retainer of $30,000 payable quarterly

•       attendance fees of $1,500 for each in-person board meeting and $750 for each telephonic board meeting and each in-person or telephonic committee meeting

•       an additional amount of $5,000 paid to committee chairs, except the chair of the audit committee receives an additional $10,000

•       an increase in value of the RSU grants awarded upon initial election to the board and on each re-election thereafter to $50,000

•        the terms of the RSUs are the same as described above

•        this resulted in Ms. Brubaker and Mr. Hurley receiving grants of 2,803 and 2,761 RSUs upon their election to the board in late 2005

•       elimination of the option described above for certain non-employee directors to receive, in lieu of their annual retainer, a grant of RSUs

PERFORMANCE GRAPH

The following graph indicates our total return to our stockholders during the past five years, as compared to the total returns of the Standard & Poor’s 500 Composite Stock Price Index, Media General Aerospace/Defense Products and Services Index and a comparator group consisting of companies chosen by the compensation committee in 2005 to help ensure that the committee’s benchmarks for executive compensation decisions reasonably reflect our market for talent.

Comparison of Five-Year Cumulative Total Stockholder Return

Date	Hexcel Corporation	S&P 500	Media General Aerospace/ Defense(1)	2005 Comparator Group(2)(3)	2004 Comparator Group(2)(4)
December 2000	$100.00	$100.00	$100.00	$100.00	$100.00
December 2001	$34.46	$88.17	$91.05	$95.44	$105.20
December 2002	$33.57	$68.73	$89.20	$79.37	$101.69
December 2003	$82.91	$88.41	$131.03	$110.69	$137.46
December 2004	$162.24	$98.00	$164.73	$133.65	$162.57
December 2005	$201.96	$102.80	$183.68	$158.14	$161.92

Assumes that $100 was invested on December 31, 2000 and quarterly reinvestment of dividends.

(1)             Data provided by Media General Financial Services.

(2)             The return is determined by assuming dividends are reinvested quarterly, adjusting for spin-offs and other special dividends, and weighing the issuers for stock market capitalization on a quarterly basis.

(3)            The compensation committee has determined that, to be consistent, we should use the same group of companies to compare stockholder returns as we do to benchmark executive compensation. In 2004, the compensation committee took a fresh look at Hexcel compensation practices and engaged FWC to assist it in maintaining competitive compensation programs that will attract, retain and motivate talented executives and create long term stockholder value. For 2005, upon the recommendation of

FWC, the compensation committee selected a revised group of comparator companies based on the following criteria:  similar businesses; business complexity; international presence; and similar size in terms of revenues and market capitalization.  The 2005 comparator group consists of A. Schulman, Inc., Alliant Techsystems Inc., Barnes Group Inc., Cabot Corporation, Crane Co., Cytec Industries Inc., Engelhard Corporation, FMC Corporation, H.B. Fuller Company, Goodrich Corporation, Great Lakes Chemical Corporation, Kaman Corporation, Millennium Chemicals Inc., PerkinElmer, Inc., Precision Castparts Corp., Rockwell Collins, Inc. Great Lakes Chemical Corporation, after a merger, is now part of Chemtura Corporation.

(4)             The 2004 comparator group analyzed by Hewitt Associates consisted of Air Products and Chemicals, Inc., The Dow Chemical Company, Ecolab Inc., Engelhard Corporation, FMC Corporation, W.R. Grace & Co., IMC Global Inc., Millennium Chemicals Inc., PPG Industries, Inc., Praxair, Inc. and Rohm and Haas Company. IMC Global Inc., after a merger, is now part of Mosaic Company.

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board’s oversight of the integrity of Hexcel’s financial statements, Hexcel’s compliance with legal and regulatory requirements, Hexcel’s independent registered public accounting firm’s qualifications, independence and performance, and Hexcel’s internal audit function. We also recommend to the board of directors, subject to stockholder ratification, the selection of Hexcel’s independent registered public accounting firm. We operate under a written charter adopted and approved by the board of directors on February 12, 2004.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Hexcel’s independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. Our responsibility is to monitor and review these processes.

We held eleven meetings in 2005, held numerous discussions with management and met in executive session, without management, with PricewaterhouseCoopers LLP, Hexcel’s independent registered public accounting firm. We also met in executive session, without management present, with Protiviti Inc., which performs the internal audit function for Hexcel. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Hexcel’s independent registered public accounting firm also provided the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and we discussed with the independent registered public accounting firm their independence.

Based on our review and the discussions referred to above, we recommended that the board of directors include Hexcel’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC. We have also recommended the selection of Hexcel’s independent registered public accounting firm and, based on our recommendation, the board of directors has selected PricewaterhouseCoopers LLP as Hexcel’s independent registered public accounting firm for 2006, subject to stockholder ratification.

H. Arthur Bellows, Jr., Chair
Jeffrey C. Campbell
David C. Hurley
The Members of the Audit Committee*

*                    Mr. Hurley joined the board and became a member of the audit committee on November 21, 2005. James J. Gaffney was a member of the audit committee until August 9, 2005, when he resigned from the board.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking the stockholders to ratify the board of directors’ appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006. In the event the appointment of PricewaterhouseCoopers LLP is not ratified, the board of directors will consider the appointment of another independent registered public accounting firm.

PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

Fees

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for 2005 for professional services rendered in connection with the audit of our annual financial statements, the review of the financial statements included in our Forms 10-Q, the audit of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and foreign statutory and regulatory filings and engagements, were approximately $2,740,000. With respect to 2004, the aggregate amount of fees billed by PricewaterhouseCoopers LLP for such services was approximately $3,170,000.

Audit-Related Fees

There were approximately $15,000 in fees billed by PricewaterhouseCoopers LLP in 2005 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2005 under “Audit Fees” above. These fees related to services performed in connection with a debt refinancing and a currency exchange rate matter. With respect to 2004, the aggregate amount of such fees was approximately $25,000, all of which related to services performed in connection with gains attributable to the sale of securities obtained through a de-mutualization of an insurance company provider under a Hexcel benefit plan.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP in 2005 and 2004 for professional services rendered for tax compliance, tax advice and tax planning was approximately $280,000 and $400,000, respectively. For 2005, these fees related primarily to services performed in connection with European tax compliance, transfer pricing within our business units and our previously announced carbon fiber expansion in Spain. For 2004, these services related primarily to services performed in connection with European tax compliance and a French restructuring.

All Other Fees

The aggregate amount of all other fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the year 2005 was $1,500 and related to research software purchased by us. There were no other fees for professional services rendered to us during 2004.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-

related services, tax services and other services. Any pre-approval is detailed as to the particular service. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the firm in accordance with this pre-approval.

Rule 2-01(c)(7)(i) under SEC Regulation S-X provides that a company’s independent registered public accounting firm can provide certain non-audit services without the prior approval of the audit committee if certain conditions are met, including that the services are brought promptly to the attention of, and approved by, the audit committee. In accordance with our policy requiring pre-approval of all services to be rendered by our independent registered public accounting firm, none of the services described above under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the audit committee pursuant to this rule.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the vote of a majority of the votes cast in person or by proxy at the annual meeting once a quorum is present. Brokers may vote shares held for a customer without specific instructions from the customer. Abstentions will be counted and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Former Relationship with the Goldman Sachs investors and the Berkshire/Greenbriar investors

General

On March 19, 2003, we issued 77,875 shares of our series A preferred stock and 77,875 shares of our series B preferred stock to the Berkshire/Greenbriar investors for $77,875,000 in cash. As part of the preferred stock sale we also issued 47,125 shares of series A preferred stock and 47,125 shares of series B preferred stock to the Goldman Sachs investors for $47,125,000 in cash. These purchases were made under the terms of separate stock purchase agreements we entered into with each of the Goldman Sachs investors and the Berkshire/Greenbriar investors on December 18, 2002. Each of the Goldman Sachs investors and the Berkshire/Greenbriar investors obtained the funds for the purchase of the preferred stock through capital contributions by their investors.

Upon the consummation of the preferred stock sale, we entered into an amended and restated governance agreement and an amended and restated registration rights agreement with the Goldman Sachs investors and a stockholders agreement and a registration rights agreement with the Berkshire/Greenbriar investors.

On December 19, 2000, LXH, L.L.C. and LXH II, L.L.C., two limited liability companies that are Goldman Sachs investors, acquired 14,525,000 shares of Hexcel common stock from Ciba Specialty Chemicals Holding Inc. for an aggregate purchase price of $159,775,000. We refer to these two limited liability companies as the “LXH purchasers.” The purchase price was comprised of $123,462,500 in cash and two 7.5% secured promissory notes due December 31, 2004 issued by the LXH purchasers on December 19, 2000 to Ciba for an aggregate principal amount of $36,312,500, which notes have since been repaid. At the time of the purchase by the LXH purchasers of common stock from Ciba, we entered into a governance agreement and registration rights agreement with the Goldman Sachs investors, each of which was amended and restated upon the closing of the preferred stock sale. In addition, we entered into an agreement dated October 11, 2000 in which we made representations and warranties to the LXH purchasers and provided the LXH purchasers with indemnification, subject to limitations, for losses suffered as a result of breaches by us of the representations and warranties.

In December 2004, pursuant to a registered public offering, certain Berkshire/Greenbriar investors sold an aggregate of 13,049,912 shares of Hexcel common stock and certain Goldman Sachs investors sold an aggregate of 11,100,086 shares of Hexcel common stock. In connection with such offering, the Berkshire/Greenbriar investors converted 23,541 shares of its series A preferred stock, and all 77,875 of its shares of series B convertible preferred stock, into common stock. In August 2005, pursuant to a registered public offering, certain Berkshire/Greenbriar investors sold an aggregate of 8,517,763 shares of Hexcel common stock and certain Goldman Sachs investors sold an aggregate of 8,098,002 shares of Hexcel common stock. In connection with such offering, the Berkshire/Greenbriar investors converted 25,554 shares of its series A preferred stock into common stock, and the Goldman Sachs investors converted 4,801 shares of its series A preferred stock and all 47,125 shares of its series B preferred stock into common stock. In December 2005, the Goldman Sachs investors converted its remaining 42,324 shares, and the Berkshire/Greenbriar investors converted its remaining 28,405 shares, of series A preferred stock, into common stock.

In March 2006, the Goldman Sachs investors and the Berkshire/Greenbriar investors sold substantially all of their remaining Hexcel common stock in a registered public offering, and the governance agreement, stockholders agreement and registration rights agreements all terminated.

Stock Purchase Agreements

On December 18, 2002, we entered into separate stock purchase agreements with each of the Berkshire/Greenbriar investors and certain of the Goldman Sachs investors in which all parties agreed to consummate the preferred stock sale. The stock purchase agreements contained similar, but not identical, terms including customary representations and warranties, covenants, closing conditions, “no-shop” and termination provisions, and provided for the payment by us of certain fees to, and expenses of, the Goldman Sachs investors and the Berkshire/Greenbriar investors. The stock purchase agreement with the Goldman Sachs investors also required the Goldman Sachs investors to vote their common stock in favor of the preferred stock sale and related matters, subject to conditions.

Under the stock purchase agreements, we agreed to indemnify the Berkshire/Greenbriar investors and the Goldman Sachs investors for any losses they incur arising from a breach of any representations, warranties or covenants made by us, or from any actual or threatened litigation against them in connection with the preferred stock sale. The Berkshire/Greenbriar investors and the Goldman Sachs investors agreed to indemnify us for any losses we incur arising from a breach of any of their respective representations, warranties or covenants. These indemnification obligations were subject to certain limitations and qualifications.

Governance Agreement and Stockholders Agreement

Under the governance agreement and stockholders agreement:

•       each of the Goldman Sachs investors and the Berkshire/Greenbriar investors had the right to designate certain nominees for election to our board of directors, depending on the percentage of Hexcel voting power held by each group of investors

•       we were prohibited from taking certain significant actions, such as mergers and business combinations, large asset sales and the issuance of a significant amount of equity, without the approval of the directors nominated by each investor group, so long as such investor group held 15% or more of Hexcel’s voting power

•       any board action required the approval of at least six directors, which was required to include at least two directors not nominated by either investor group

•       Each investor group generally agreed, subject to certain exceptions, that they would not acquire additional Hexcel equity securities

•       The Berkshire/Greenbriar investors and the Goldman Sachs investors were subject to certain restrictions with respect to a tender offer, merger or any similar transaction in which a third party would acquire a majority of our voting securities or a sale of all or substantially all of our assets

•       The Berkshire/Greenbriar investors and the Goldman Sachs investors has certain pre-emptive rights to purchase voting securities from us if we issued additional voting securities for cash

•       The Berkshire/Greenbriar investors and the Goldman Sachs investors were subject to certain restrictions on the transfer of their shares of Hexcel voting securities

The Registration Rights Agreements

The registration rights agreements granted each of the Berkshire/Greenbriar investors and the Goldman Sachs investors three “demand” registration rights, pursuant to which the investors could require us to publicly register the shares of Hexcel common stock held by them. Each of the Berkshire/Greenbriar investors and the Goldman Sachs investors also had “piggyback” registration rights, which permitted them to include their shares of Hexcel common stock in any other public registered sale by us of our common stock.

The three registered public offerings described above were completed pursuant to the registration rights agreements. We paid all expenses related to these offerings except for the underwriting discounts and commissions, as required by the terms of the registration rights agreements.

Preferred Stock Certificates of Designations

During 2005 the Goldman Sachs investors had certain rights under the certificates of designations for each of the series A preferred stock and the series B preferred stock, and the Berkshire/Greenbriar investors had certain rights under the certificate of designation for the series A preferred stock. These rights arose solely because the investors owned preferred stock. These rights were described in detail in the Proxy Statement dated February 14, 2003 and filed with the Securities and Exchange Commission on such date. As of December 29, 2005, neither the Goldman Sachs investors nor the Berkshire/Greenbriar investors held any preferred stock, as on such date all preferred stock was converted into common stock.

Other Relationships with the Goldman Sachs Investors

In February 2005, an affiliate of the Goldman Sachs investors acted as lead initial purchaser for our private offering under Rule 144A of $225 million of our 6.75% Senior Subordinated Notes, and received a fee of $2.4 million. In August 2005, an affiliate of the Goldman Sachs Investors performed underwriting services in connection with the public sale by the Goldman Sachs Investors and the Berkshire/Greenbriar Investors of an aggregate of 24,149,998 shares of Hexcel common stock and received $5.4 million for such services. An affiliate of the Goldman Sachs investors is a lender under our new senior credit facility which we entered into in March 2003. From time to time we engage in interest rate swaps with, and purchase forward currency contracts and options from, affiliates of the Goldman Sachs investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with, except that, on September 27, 2005, a form 4 filed jointly by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., and a form 4 filed by each of Messrs. Mehra and Sacerdote, incorrectly reported a sale of 360 shares of Hexcel common stock at $17.87 on September 21, 2005. A corrected form 4 for each such person was filed on October 18, 2005 to correct and replace that sale transaction.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. However, if any other matters not known are properly brought before the annual meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any proposal that a Hexcel stockholder intends to present at our 2006 Annual Meeting of Stockholders, including those submitted for inclusion in our proxy materials, must be submitted to the Secretary of Hexcel at our offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no later than December 4, 2006 in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

ANNUAL REPORT

Our Annual Report to Stockholders containing audited financial statements for the year ended December 31, 2005, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

Stamford, Connecticut
April 3, 2006

ANNUAL MEETING OF STOCKHOLDERS OF

HEXCEL CORPORATION

May 11, 2006

Please date, sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors: (check one box only):			2.	PricewaterhouseCoopers LLP as independent Registered Public Accounting Firm	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	Joel S. Beckman
H. Arthur Bellows, Jr.
☐	WITHHOLD AUTHORITY	David E. Berges	3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
	FOR ALL NOMINEES	Lynn Brubaker
Jeffrey C. Campbell
☐	FOR ALL EXCEPT	Sandra L. Derickson	Shares represented by all properly executed proxies will be voted in
	(See instructions below)	David C. Hurley	accordance with the instructions appearing on the proxy and in the
		Martin L. Solomon	discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. PROXIES WILL BE
VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS
INDICATED OR IN THE ABSENCE OF INSTRUCTION, WILL BE
VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1
AND FOR ITEM 2 AND IN THE DISCRETION OF THE PROXY
HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY
COME BEFORE THE ANNUAL MEETING.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder			Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HEXCEL CORPORATION

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 11, 2006

This Proxy is Solicited by the Board of Directors of Hexcel Corporation

The undersigned stockholder of Hexcel Corporation (“Hexcel”) hereby appoints David E. Berges, Stephen C. Forsyth and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 24, 2006 at the Annual Meeting of Stockholders (the “Annual Meeting”) to he held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 11, 2006 at 10:30 am., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 3, 2006, receipt of which is hereby acknowledged.

(Continued and to be signed on the reverse side)